Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-64615) of American Land Lease, Inc. of our reports dated March 6, 2007, with respect to the consolidated financial statements and schedule of American Land Lease, Inc.; management’s assessment of the effectiveness of internal control over financial reporting; and the effectiveness of internal control over financial reporting of American Land Lease, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/ Ernst & Young LLP

Certified Public Accountants

Tampa, Florida

March 6, 2007